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                                EXHIBIT 10.22.3

                         PROPERTY MANAGEMENT AGREEMENT


     THIS AGREEMENT, made and entered into this 11th day of January, 1991, by and between THE CRESTMARK CLUB, L.P., a Georgia limited partnership (hereinafter referred to as "Owner") and ROBERTS PROPERTIES MANAGEMENT, INC., a Georgia corporation (hereinafter referred to as "Manager"),

                              W I T N E S S E T H:

     WHEREAS, Owner is the owner of a 246-unit extended stay suites inn that shall contain approximately 245,700 net rentable square feet on approximately
23.41 acres of land located near Thornton Road in Douglas County, Georgia (hereinafter referred to as the "Project"), and desires to obtain the benefit of Manager's expertise in the operation and management of the Project; and

     WHEREAS, Manager desires to make its services available to Owner upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the premises and mutual promises and covenants herein contained, Owner and Manager agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Project. That certain real property described in Exhibit "A" attached hereto, and hereby incorporated by reference, the grounds, improvements, parking areas and appurtenances incidental thereto and connected therewith.

     1.2 Management Fee. Shall be in an amount and shall be paid in accordance with the provisions of Article IV hereof.

     1.3 Operating Year. A full year of operation of the Project under this Agreement coinciding with Owner's fiscal year adopted for accounting purposes. If the commencement date of this Agreement does not coincide with the commencement date of Owner's fiscal year, then the term "Partial Operating Year" shall refer to the partial year that precedes the first full fiscal year.

     1.4 Gross Revenues. All revenues and receipts of every kind received or derived from the operation of the Project.


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     1.5  Executive Staff.  The manager and other executives of Manager in charge of or responsible for the operation of the Project.  For purposes of
Section 4.2 hereof, the term Executive Staff shall not include those persons employed by Manager on the Project site.

                                   ARTICLE II
                                      TERM

     The term of this Agreement shall be for an initial period, commencing on the date hereof, and continuing through December 31, 1995 and shall thereafter be automatically renewed for successive one (1) year terms unless terminated in accordance with the provisions of Article VII hereof.

                                  ARTICLE III
                          DUTIES, RESPONSIBILITIES AND
                              AUTHORITY OF MANAGER

     During the term of this Agreement, Owner hereby grants to Manager the sole and exclusive authority, for and on behalf of Owner, to manage and operate the Project as agent of Owner. Without limiting the generality of the foregoing, Owner grants to Manager the sole and exclusive authority to do, and Manager agrees to do for and on behalf of Owner, the following:

     3.1 To supervise and direct the operation and management of the Project so as to provide such services as are customarily provided by extended stay suites inns of comparable class and standing consistent with the facilities of the Project, and to consult with Owner and to keep Owner advised as to all major policy matters affecting the Project. In this connection, Manager shall have all reasonable discretion in the direction and supervision of the operation and management of the Project.

     3.2 To submit within thirty (30) days prior to each Operating Year, a budget for expenditures in reasonable detail for each such Operating Year, which shall include a schedule of anticipated repairs and maintenance projects and capital replacements. Such budget shall, in general, form the basis on which expenditures for the Project shall be made, it being understood that Manager may deviate from such budget if, in Manager's reasonable judgment, a deviation is necessary or desirable for the efficient operation of the Project. The budget items are intended as reasonable estimates only.

     3.3 To maintain full and accurate books reflecting the operation and management of the Project, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the business and affairs of the operation and management of the Project. All funds

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received by Manager as a result of the operation and management of the Project shall be deposited in the name of Owner in such checking and savings accounts or time certificates as shall be designated by Owner. Withdrawals therefrom shall be made upon the signature of an authorized representative of Manager or Owner.

     3.4 To negotiate and enter into contracts for the furnishing to the Project of telephone, cleaning (including window cleaning where necessary), vermin exterminators, boiler maintenance, air conditioning maintenance and other utilities and services which are provided in connection with the management and operation of the Project in accordance with standards comparable to those prevailing in other such extended stay suites inns.

     3.5 To supervise and direct the making or installation of all necessary or desirable repairs, decorations, renewals and alternations in and to the Project and the furnishings and equipment.

     3.6 To apply for, obtain and maintain on behalf and in the name of Owner, all licenses and permits required of Owner in connection with the management and operation of an extended stay suites inn. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.

     3.7 To direct and supervise the payment by Owner of all costs and expenses incurred in managing and operating the Project, including the following:

          (a) All costs and expenses of advertising or business promotion relating to the Project;

          (b) All expenditures, which are of an ordinary nature, or which have been covered in the budget, for repairs and maintenance or capital improvements;

          (c) Premiums for insurance maintained in connection with the Project and the operation and management thereof;

          (d)  Legal and accounting fees;

          (e) The Management Fee due Manager pursuant to this Agreement, including reimbursable expenses;

          (f) Cost and expense of utilities and services of the Project and any and all other expenditures provided for in this Agreement; and

          (g)  Any other charge, item or expense which Owner directs to be paid.


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     3.8  Manager and Owner shall meet when requested by Owner to review the results of operation of the Project. All statistical and operating information required for such meetings shall be furnished by the Executive Staff from the books and records of the Project.

     3.9 In the performance of its duties hereunder, Manager shall act solely on behalf of and as agent for Owner and not in its own behalf; therefore, all debts, obligations and other liabilities incurred by Manager pursuant to subparagraphs 3.8(a) and 3.8(g) hereof shall be incurred on behalf of Owner, and Manager shall not be liable or responsible for the payment of any such debts, obligations or other liabilities. If any such debts or obligations are paid by Manager, it shall be entitled to reimbursement therefor.

                                   ARTICLE IV
                                 MANAGEMENT FEE

     As compensation for the services to be rendered by Manager during the term of this Agreement, Owner shall pay to Manager the Management Fee as hereinafter set forth, and shall pay to Manager the reimbursement expenses as hereinafter set forth, at such place as Manager may designate:

     4.1 Owner shall pay to Manager an amount equal to six percent (6%) of the Gross Revenues of the Project for each month that this Agreement shall be in effect, with each such monthly payment to be made not later than the 25th day of the following month.

     4.2 Manager shall be entitled to reimbursement on a monthly basis of out-of-pocket expenses incurred by it in the proper performance of its duties under Article III hereof; provided, however, Manager shall not be entitled to reimbursement for its internal general administrative expenses including, but not limited to, employee payroll and federal withholding taxes for its Executive Staff.

     4.3 In no event shall the Management Fee due hereunder be paid by Owner to Manager if Owner should be in default under the terms of any mortgage note or other obligation secured by the Project.

     4.4 Should Owner elect to sell the Project during the term of this Agreement, Manager shall be entitled to select a licensed real estate brokerage firm, including itself if so licensed or any company affiliated with Manager, to have an exclusive listing of the Project at a sales price to be determined by Owner, at a commission rate not to exceed five percent (5%) of the property sold, to be paid upon closing. The listing granted herein shall be for a period of three (3) years following the giving of notice by Owner to Manager of its intention to sell. In lieu of the foregoing, Manager or its affiliate may render consulting services in

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connection with the sale of the Project and receive a consulting fee upon such sale not to exceed five percent (5%) of the property sold, to be paid upon closing.

     4.5 Owner shall pay any leasing commissions or fees to outside real estate agents.

                                   ARTICLE V
                                    GENERAL

     5.1 Manager shall supervise and direct the keeping of books of account and such other records reflecting the results of operation of the Project.

     5.2 Nothing contained in this Agreement shall constitute or be construed to constitute or to create a partnership or joint venture between Owner and Manager. Owner shall be solely liable for all the costs, expenses and other liabilities incurred in maintaining and operating the Project, and Owner shall receive all the revenues derived therefrom. Manager shall only be entitled to the Management Fee and reimbursable expenses, and Manager shall have no liability or responsibility for any of the costs, expenses or other liabilities incurred in the maintenance and operation of the Project.

     5.3 Owner takes cognizance that the supervision and direction of operation and management, including the direction and supervision of the Executive Staff and the formulation of policies for the operation of the Project, must emanate from one source of authority. Therefore, Owner delegates to Manager the sole right to direct and supervise the operations and the management of the Project, including the Executive Staff, without interference from Owner. Nothing herein is intended to limit or restrict Owner's complete access to the Project and the books and records of the Project for any purpose which Owner in its discretion may deem advisable. All major policy decisions affecting the Project shall be the prerogative of Owner, but Owner shall accord to Manager the right to enter into discussions relative to such major policy decisions and the announcement and/or implementation of such decisions shall be made by Manager.

     5.4 In the performance of this Agreement, Manager shall not be liable to Owner or to any other person for any act or omission of any officer, agent or employee of Owner, and Owner agrees to hold harmless and indemnify Manager against any claims of third persons arising from such acts of Owner's officers, agents or employees. Manager shall not be liable to Owner for any act or omission of Manager, its officers, agents and employees in the performance of its duties hereunder, except such as result from fraud or gross negligence.


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                                   ARTICLE VI
                                    NOTICES

     Any formal notice by either party to the other shall be in writing and shall be given, and be deemed to have been duly given, if either delivered personally or mailed in a registered or certified postpaid envelope addressed to the address of either party hereinafter set forth or, if the address for notice of either party shall be duly changed as hereinafter provided, delivered or mailed as aforesaid to such party at such changed address. Either party may at any time change the address for notices to such party by the delivery or mailing, as aforesaid, of a notice stating the change and setting forth the changed address.

     Owner:

         The Crestmark Club, L.P.
         7000 Central Parkway
         Suite 900
         Atlanta, Georgia  30328
         Attention:  Mr. Charles S. Roberts, General Partner

     Manager:

         Roberts Properties Management, Inc.
         7000 Central Parkway
         Suite 900
         Atlanta, Georgia  30328
         Attention:  Mr. Charles S. Roberts, President

                                  ARTICLE VII
                            TERMINATION OF AGREEMENT

     7.1 This Agreement may be terminated by Owner, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination, all obligations hereunder of one party to the other shall cease upon the happening of any of the following events:

          (a) If Manager shall become in default in the performance of any term, covenant or condition which this Agreement requires it to perform, and shall fail to cure or to diligently commence to cure such default within thirty
(30) days after receipt of written notice from Owner specifying such default;
or

          (b) If Manager shall make any assignment of its property for the benefit of creditors; or


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          (c)  If Manager files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law, or if any involuntary petition under any such law is filed against Manager and not dismissed within sixty (60) days thereafter;

then, so long as any such event is continuing, Owner may, by notice in writing to Manager, terminate this Agreement forthwith.

     7.2 This Agreement may be terminated by Manager, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination and except as otherwise provided herein, all obligations hereunder of one party to the other shall cease upon the happening of any of the following events:

          (a) If Owner shall become in default of the due performance of any term, covenant or condition which this Agreement requires it to perform, and shall fail to cure, correct or remedy such default within the period of time specified in the provisions relating to such term, covenant or condition of, if there shall be none, then within thirty (30) days after written notice from Manager specifying such default, then so long as any such event is continuing, Manager may by notice in writing to Owner terminate this Agreement forthwith;

          (b) If the Project shall be taken or condemned in any eminent domain, condemnation or like proceeding by any competent authority, or if such a portion thereof shall be taken or condemned as to make in imprudent or unreasonable, in Manager's reasonable opinion, to use the remaining portion as an extended stay suites inn of the type and class immediately preceding such taking or condemnation, then in either event this Agreement shall cease and terminate as of the date upon which Owner shall be required to surrender possession;

          (c)  The failure of Owner:

                  (i) To make payment of any sum due Manager hereunder with ten (10) days of written notice;

                 (ii) To make payment of any uncontested debt, obligation or liability incurred in the operation and management of the Project as described above within ten (10) days from written notice from Manager;

                (iii) To remedy a condition or to take any action requested by Manager within ten (10) days from written notice from Manager, which results in a decrease of essential services necessary to the proper operation and management of the Project;


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                 (iv)  The repeated failure or refusal of Owner to observe
Manager's right of noninterference as provided in Article V hereof after having received written notice from Manager to cease and desist such action;

                  (v) Any provision of the foregoing to the contrary notwithstanding, this Agreement shall be automatically terminated upon the failure of Owner to pay when due any amount owed to the holder of any mortgage note or other obligation secured by a first lien on the Project.

     7.3 This Agreement may be terminated by either party, and except as to liabilities or claims which shall have occurred or arisen between the parties prior to such termination and except as otherwise provided herein, all obligations of one party to the other shall cease upon the giving of sixty (60) days written notice of such intent to terminate this Agreement to the other party.

                                  ARTICLE VIII
                           PROHIBITION OF ASSIGNMENT

     Manager shall not assign this Agreement or any of its rights hereunder; nor shall this Agreement or any of the rights or obligations of Manager hereunder be transferable except by merger or consolidation of Manager with another corporation if the operating personnel of such corporation at the time of such merger or consolidation shall be substantially the same as the operating personnel of Manager and if such corporation shall be actively engaged in the business of supervising and directing the management and operation of extended stay suites inns. Neither party shall have the right to make any assignment of this Agreement or any interest therein without the written consent of the other.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

     9.1 This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

     9.2 This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Manager's supervision and direction of the management and operation of the Project. Manager makes no guarantee, warranty or representation that there will be profits or losses accruing to Owner as a result of the services rendered hereunder by Manager.

     9.3 Whenever under any provisions of this Agreement the approval or consent of either party is required, the decisions thereon shall be promptly given and such

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approval or consent shall not be unreasonably withheld.  It is further understood that whenever under any provisions of this Agreement approval or consent is required, the approval or consent is given by the person executing this Agreement or any one of the persons, as the case may be, designated in a notification signed by or in behalf of a party. For all purposes under this Agreement, Manager shall determine solely from the latest such notification received by it the person or persons authorized to give such approval or consent. Manager may rely exclusively and conclusively on the designation set forth in such notification, notwithstanding any knowledge to the contrary.

     9.4 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties have executed, or caused to be executed, this Agreement as of the day and year first above written.

                                     OWNER:

                                     THE CRESTMARK CLUB, L.P.,
                                     A Georgia Limited Partnership


                                     By: /s/  Charles S. Roberts
                                         -----------------------------
                                         Charles S. Roberts,
                                         General Partner




                                     MANAGER:

                                     ROBERTS PROPERTIES MANAGEMENT,
                                     INC., a Georgia Corporation


                                     By: /s/  Charles S. Roberts
                                         -----------------------------
                                         Charles S. Roberts
                                         President





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                                  EXHIBIT "A"

                              Property Description


TRACT 1:

     ALL THAT TRACT of land in Land Lot 521 of the 18th District, 2nd Section, Douglas County, Georgia, described as follows:

     BEGINNING at a point on the southeast right-of-way line of Blairs Way (an apparent 50 foot right-of-way), which point is located South 17 degrees 03 minutes 51 seconds West 389.65 feet along the southeast right-of-way line of Blairs Way from a 1/2 inch rebar set at the intersection of the southeast right-of-way line of Blairs Way with the southwest right-of-way line of Skyview Road (80 foot right-of-way); thence, leaving said right-of-way line, running South 88 degrees 28 minutes 43 seconds East 236.67 feet to a point; thence South 88 degrees 28 minutes 43 seconds East 147.34 feet to a point on the east land lot line of said Land Lot 521; thence, along said east land lot line, South 01 degree 31 minutes 17 seconds West 300.00 feet to a 1-1/2 inch iron pin found; thence leaving said land lot line, North 88 degrees 56 minutes 22 seconds West 339.63 feet to a 1/2 inch rebar set on the northeast right-of-way line of said Blairs Way; thence, along the northeast, east and southeast right-of-way line of Blairs Way, the following courses and distances: (1) North 49 degrees 26 minutes 31 seconds West 48.65 feet to a point, (2) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 27 degrees 07 minutes 28 seconds West 84.29 feet and a radius of 110.98 feet) 86.46 feet to a point, (3) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 06 degrees 07 minutes 45 seconds East 108.15 feet and a radius of 285.07 feet)
108.81 feet to a point, and (4) North 17 degrees 03 minutes 51 seconds East
93.75 feet to the POINT OF BEGINNING, said tract containing 2.782 acres as shown on that certain plat of Boundary Survey for Roberts Properties/Thornton Road, L.P. and Chicago Title Insurance Company, prepared by Fister/Poole Engineers & Surveyors, Inc., bearing the seal and certification of James Robert Fister, Georgia Registered Land Surveyor No. 1821, dated August 10, 1990, last revised August 30, 1990.


TRACT 2:

ALL THAT TRACT of land in Land Lots 520 and 521 of the 18th District, 2nd Section, Douglas County, Georgia, described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at the intersection of the south right-of-way line of Skyview Road (110 foot right-of-way) with the southwest right-of-way line of Westpark Drive (60 foot right-of-way); running thence, along the south right-of-way line of Skyview Road, the following courses



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and distances: (1) South 84 degrees 21 minutes 31 seconds West 118.40 feet to a point, and (2) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of North 87 degrees 58 minutes 02 seconds West 204.63 feet and a radius of 766.20 feet) 205.24 feet to a point on the land lot line common to said Land Lots 520 and 521; thence, leaving said right-of-way line and continuing along said common land lot line, South 01 degree 31 minutes 17 seconds West 567.35 feet to the TRUE POINT OF BEGINNING, from said TRUE POINT OF BEGINNING, as thus established, running thence South 42 degrees 30 minutes 56 seconds East 136.20 feet to a point; thence South 52 degrees 15 minutes 24 seconds West 201.33 feet to a point on the northeast right-of-way line of Blairs Way (60 foot right-of-way); thence, along the northeast right-of-way line of Blairs Way, the following courses and distances:
(1) along the arc of a curve to the left (which arc is subtended by a chord having a bearing and distance of North 42 degrees 16 minutes 26 seconds West
53.76 feet and a radius of 194.00 feet) 53.93 feet to a point, and (2) North 50 degrees 14 minutes 22 seconds West 297.05 feet to a point; thence, leaving said right-of-way line, South 88 degrees 56 minutes 20 seconds East 331.72 feet to the TRUE POINT OF BEGINNING, said tract containing approximately 1.1428 acres.

TRACT 3:

All that tract of land in Land Lot 521 of the 18th District, 2nd Section, Douglas County, Georgia, described as follows:

BEGINNING at the intersection of the west right-of-way line Blairs Way (60 foot right-of-way) with the land lot line common to Land Lots 521 and 580 of the 18th District, 2nd Section, Douglas County, Georgia; thence, running along said common land lot line, North 89 degrees 01 minute 47 seconds West 1257.32 feet to the land lot corner common to Land Lots 521, 522, 579 and 580, 18th District, 2nd Section, Douglas County, Georgia; thence, along the line common to said Land Lots 521 and 522, North 01 degree 19 minutes 58 seconds East
711.97 feet to a point; thence, leaving said common land lot line, South 88 degrees 56 minutes 20 seconds East 919.02 feet to a point on the southwest right-of-way line of said Blairs Way; thence, along the southwest and west right-of-way line of Blairs Way, the following courses and distances: (1) South 50 degrees 14 minutes 22 seconds West 371.94 feet to a point, (2) along the arc of a curve to the right (which arc is subtended by a chord having a bearing and distance of South 24 degrees 09 minutes 31 seconds East 117.82 feet and a radius of 134.00 feet) 121.99 feet to a point, and (3) South 01 degree 55 minutes 20 seconds West 370.86 feet to the TRUE POINT OF BEGINNING, said tract containing approximately 19.4813 acres.



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